Exhibit 99.1

P&F INDUSTRIES, INC. REPORTS RESULTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2021

MELVILLE, N.Y., March 29, 2022 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results from operations for the fiscal year ended December 31, 2021. The Company is reporting net revenue of $53,554,000 for the fiscal year ended December 31, 2021, compared to $49,136,000 for fiscal year ended December 31, 2020. For fiscal 2021, the Company is reporting net income before income taxes of $2,288,000, compared to a net loss before income taxes of $6,855,000, for fiscal 2020. Further, for fiscal 2021, the Company is reporting net income after-taxes of $2,290,000, compared, to a net loss after-taxes of $4,954,000 for fiscal 2020. The income before income taxes for fiscal 2021, includes the recognition of the forgiveness of a $2,929,200 Paycheck Protection Program loan, and an Employee Retention Credit of $2,028,000. Lastly, the Company stated that its basic and diluted income per share for fiscal 2021 was $0.72, compared to a $1.57 loss per share for fiscal 2020.

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “Although the world remained in the throes of the coronavirus pandemic throughout 2021, as well as inflation reaching levels not seen in quite some time, and encountering ocean freight costs that were, at times, more than five times the prior year levels, we were able to increase revenue by $4.4 million, or 9.0 percent, and strengthen our consolidated gross margin by 3.5 percentage points, with our selling, general and administrative expenses increasing only 2.5% over last year’s levels. Specifically, Florida Pneumatic’s revenue increased 8.4% or more than $3.2 million, with Hy-Tech increasing its 2021 revenue by 11.1% or more than $1.2 million when compared to 2020’s results. Florida Pneumatic’s gross margin improved slightly by 0.2 percentage points, while Hy-Tech’s gross margin rebounded significantly, improving 15.6 percentage points, when compared to 2020. During 2021, we benefitted by two of the programs offered within the CARES Act. We recorded as other income the forgiveness of the full amount of our Paycheck Protection Program loan of $2.9 million. Additionally, included in other income is a $2.0 million payroll tax credit in connection with the Employee Retention Credit program.”

Mr. Horowitz went on to add, “Although unrelated to our 2021 results, I wish to highlight our recent acquisition of the Jackson Gear Company business, which was effective January 15, 2022. We are very excited about the opportunities this acquisition will provide us in 2022 and beyond.”

Mr. Horowitz concluded, “We are encouraged by the improved results over the prior year and remain optimistic for the future. Our business is on solid ground, and we believe the Jackson Gear business acquisition will certainly add to our growth. However, we also realize that we must be prepared to battle the oncoming headwinds caused by, such factors as rising inflation, geopolitical events, and the ongoing pandemic.  Lastly, our goal is and always will be to serve our customers, while improving shareholder value.”

Below is additional information provided by the Company.

TRENDS AND UNCERTAINTIES

COVID-19 PANDEMIC

On March 11, 2020, the World Health Organization designated the recent novel coronavirus, or COVID-19, as a global pandemic. COVID-19 was first detected in Wuhan City, Hubei Province, China and continued to spread, significantly impacting various markets around the world, including the United States. Various policies and initiatives have been implemented to reduce the global transmission of COVID-19.

The COVID-19 virus and the resultant global economic down-turn continued to have a negative impact on our 2021 results. Additionally, we believe the supply-chain crisis as discussed below, is related to the pandemic. In addition, the COVID-19 pandemic has caused many of our customers and potential customers to refuse on-site visits, which is critical to generating revenue. We believe that until the above issues subside, our business will likely continue to be adversely affected.

BOEING/AEROSPACE

The Federal Aviation Administration (“FAA”) and the European Union Aviation Safety Agency (“EASA”) have lifted the grounding of the 737 MAX. China, which is a large customer of Boeing, has not lifted the grounding on the 737 MAX aircraft. Boeing is currently holding completed 737 MAX aircraft destined for Chinese carriers. As a result of the aforementioned, and airline companies limiting deliveries of new aircraft due to weak air travel demand, we believe production at Boeing of its 737 MAX aircraft is likely to remain below the production levels that existed prior to both the onset of the coronavirus pandemic and the grounding of the 737 MAX aircraft. COVID-19 and the grounding of the 737 MAX aircraft. Further, the Federal Aviation Administration continues to impose close monitoring and approval of Boeings 787 Dreamliner. Until these issues are fully resolved, we will likely continue to have an adverse effect on our revenue for the foreseeable future. In addition, production of military and other commercial aircraft throughout the industry has slowed as well, we believe due to the ongoing global COVID-19 pandemic. However, we believe when all other commercial and military production lines throughout the United States come back online, an increase in our revenue should follow.

INTERNATIONAL SUPPLY CHAIN

Beginning in early 2021, but magnified during the third and fourth quarters, we encountered severe delays in receiving inventory from our Asian suppliers, which led to intermittent shortages of inventory. Further, during this same period and continuing into 2022, ocean freight costs have greatly increased. This trend of higher costs, delayed deliveries have continued into 2022. The major reasons for these issues include the following:

•	Increased price of fuel
•	Shortage of shipping containers
•	Congestion at the ports in Asia and the United States
•	Shortage of truck drivers in the United States.

At the present time, we believe the above-mentioned supply chain disruptions, along with increased freight and general domestic transportation costs will likely continue during 2022. It is unknown at this time how much, if any of the increased costs can be passed on to our customers.

TECHNOLOGIES

We believe that over time, several newer technologies, and features will have a greater impact on the market for our traditional pneumatic tool offerings. The impact of this evolution has been felt initially by the advent of advanced cordless operated hand tools in the automotive aftermarket. We continue to analyze the practicality of developing or incorporating more advanced technologies in our tool platforms.

INVENTORY GROWTH

Our inventory increased to $24,021,000 at December 31, 2021, from $18,362,000 at December 31, 2020. Such increase, most of which took place at Florida Pneumatic, was the result of increased purchases during the second half of the year in order to increase safety stock levels. This was necessary in order to protect against significant delays in the receipt of overseas shipments beginning in mid-2021, which in turn had resulted in “out of stock” positions on several key items. Further, we received a relatively large order in late 2021 that is scheduled to ship to a customer in the first half of 2022. Lastly, it should be noted that inventory levels at December 31, 2020, were suppressed due primarily to sales and production levels being hampered by the pandemic. As such, a portion of this year-over-year inventory increase was designed to raise our inventory at all locations to safer pre-pandemic levels, in order to provide necessary inventory for growth.

OTHER MATTERS

In May 2021, Florida Pneumatic detected a ransomware attack on its information technology systems that caused data to be encrypted. At the present time, all critical Florida Pneumatic information technology systems have been remediated and are operational.  We believe that our corporate office and our other subsidiaries, all of which operate on separate, independent networks, were not affected by this incident.

Other than the aforementioned, or matters that may be discussed below, there are no major trends or uncertainties that had, or we could have reasonably expected to have a material impact on our revenue, nor was there any unusual or infrequent event, transaction or any significant economic change that materially affected our results of operations.

Unless otherwise discussed elsewhere in the Management’s Discussion and Analysis, we believe that our relationships with our key customers and suppliers remain satisfactory.

RESULTS OF OPERATIONS

2021 compared to 2020

REVENUE

The tables set forth below provide an analysis of our revenue for the years ended December 31, 2021, and 2020.

Consolidated

	Year Ended December 31,
	2021		2020		Increase
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Florida Pneumatic	$41,488,000	77.5%	$38,276,000	77.9%	$3,212,000	8.4%
Hy-Tech	12,066,000	22.5	10,860,000	22.1	1,206,000	11.1
Total	$53,554,000	100.0%	$49,136,000	100.0%	$4,418,000	9.0%

Florida Pneumatic

Florida Pneumatic markets its air tool products to four primary sectors within the pneumatic tool market; Automotive, Retail, Aerospace, and Industrial. It also generates revenue from its Berkley products line, as well as a line of air filters and other OEM parts (“Other”).

	Year Ended December 31,
	2021		2020		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Automotive	$14,543,000	35.1%	$13,270,000	34.7%	$1,273,000	9.6%
Retail	13,995,000	33.7	12,940,000	33.8	1,055,000	8.2
Aerospace	7,184,000	17.3	8,087,000	21.1	(903,000)	(11.2)
Industrial	5,289,000	12.7	3,481,000	9.1	1,808,000	51.9
Other	477,000	1.2	498,000	1.3	(21,000)	(4.2)
Total	$41,488,000	100.0%	$38,276,000	100.0%	$3,212,000	8.4%

The increase in Florida Pneumatic’s total 2021 revenue when compared to the prior year was driven by its Automotive, Retail, and Industrial sectors. Specifically, the 9.6% increase in its Automotive revenue was due primarily to stronger consumer demand for its AIRCAT brand of tools and accessories during 2021, compared to the prior year. The most significant portion of the growth in revenue of its Retail sector (The Home Depot), was due to the demand for specific tools and accessories, which we believe were used by its customers to combat the COVID-19 pandemic. The largest year over year revenue growth occurred at its Industrial tools’ product line. This 51.9% growth was the result of stronger demand for its products in 2021 from its foundry, metal fabrication, manufacturing, and assembly, partially offset by a slight decline in aerospace customers within this sector.

Most of the Aerospace revenue is attributable to Jiffy Air Tool. The Boeing Corporation is a major customer of Jiffy. The Boeing 737 MAX aircraft had been grounded by the FAA and the EASA in March 2019. In 2021, both agencies lifted the “No Fly” ruling it imposed on all Boeing 737 MAX aircraft, allowing it to begin flights in the United States, and Europe. As a result, order activity from Boeing during the latter portion of 2021 began to slowly improve. However, it is uncertain how long, if ever, it will take for the Boeing Corporation to increase its manufacturing of its 737 MAX aircraft to a volume that would be comparable to 2019 levels. Lastly, we do note that orders from other aerospace companies and military aircraft manufacturers also improved slightly during the latter portion of 2021, compared to earlier in the year, and to the same period in 2020. Further, we believe that as both domestic and international travel increase and Boeing and other major aircraft manufacturers begin to produce and deliver new aircraft, we could see a continuation of the improved order level within this Aerospace sector. However, no assurance can be made, and it is possible that this sector will remain depressed for the foreseeable future.

Hy-Tech

Hy-Tech designs, manufactures, and sells a wide range of industrial products which are categorized as ATP for reporting purposes. In addition to Engineered Solutions, products and components manufactured for other companies under their brands are included in the OEM category in the table below. PTG revenue is comprised of products manufactured and sold by Hy-Tech’s gear business. NUMATX, Thaxton and other peripheral product lines, such as general machining, are reported as Other.

	Year Ended December 31,
	2021		2020		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
OEM	$5,842,000	48.4%	$4,272,000	39.4%	$1,570,000	36.8%
PTG	2,846,000	23.6	3,326,000	30.6	(480,000)	(14.4)
ATP	3,024,000	25.1	2,796,000	25.7	228,000	8.2
Other	354,000	2.9	466,000	4.3	(112,000)	(24.0)
Total	$12,066,000	100.0%	$10,860,000	100.0%	$1,206,000	11.1%

Although still somewhat hampered by the ill effects that the COVID-19 pandemic has placed upon Hy-Tech’s results during 2021, it was able to increase its total revenue by 11.1%, compared to 2020. As illustrated in the table above, the growth came from its OEM and ATP products lines. Significant orders from certain major OEM customers, along with its Engineered Solutions approach, which continues to gain market momentum, provided the impetus for the growth in OEM. Its ATP revenue improvement was due in large part to a rebound in general economic activity. However, as stated in previous filings, Hy-Tech decided to focus a greater portion of its product development and marketing efforts on its Engineered Solutions. We believe the development of the Engineered Solutions and PTG product offerings provides Hy-Tech an opportunity to generate new, additional sources of revenue in the future. Additionally, in an effort to increase market penetration, Hy-Tech has “refreshed” and/or improved several of its ATP tools, including providing additional resources to support the marketing of its Magnum Force line of large impact wrenches. Hy-Tech believes that the Magnum Force line, a series of super duty industrial impact tools, that are designed specifically for use in demanding environments, such as refinery turnarounds, power generation outages, structural steel erection, mining, and other similar bolting applications, is beginning to gain acceptance. The above increases were partially offset by a decline in its PTG and Other revenue. Despite on-going PTG product and internal systems improvements, this line continues to encounter delays and disruptions in its outside third-party processors, creating delays in its delivery time to its customers. Additionally, PTG continues to encounter reluctance to permit face to face visitation, which we believe is critical to completing the sale of PTG products and services to its current, and more importantly, its prospective customers. The decline in Hy-Tech’s Other revenue was due primarily to a large order for its Thaxton products shipping during the third quarter in 2020, with no similar order this year, and reduced orders for its NUMATX products in 2021, compared to the prior year.

GROSS MARGIN

	Year Ended December 31,		Increase
	2021	2020	Amount		%
Florida Pneumatic	$15,274,000	$14,022,000	$1,252,000		8.9%
As percent of respective revenue	36.8%	36.6%	0.2	% pts
Hy-Tech	$2,073,000	$171,000	$1,902,000		1112.3%
As percent of respective revenue	17.2%	1.6%	15.6	% pts
Total Tools	$17,347,000	$14,193,000	$3,154,000		22.2%
As percent of respective revenue	32.4%	28.9%	3.5	% pts

As discussed earlier, the increase in Florida Pneumatic’s Industrial revenue, which tends to generate stronger margins, contributed to the higher gross margin in 2021, compared to that generated in 2020. Additionally, improved overhead absorption during 2021 at Jiffy contributed to Florida Pneumatic’s improved gross margin. However, increased freight costs, particularly inbound ocean freight, and incremental costs associated with supply chain disruptions, partially offset the improvement. Florida Pneumatic’s ocean freight costs, particularly during the second half of 2021, have increased approximately four-fold when compared to a year ago. We are attempting to pass through a portion of these increases; however, we may not be able to fully neutralize the negative effects.

Hy-Tech manufactures most of its products. Its gross margin is significantly affected by customer/product mix. Additionally, factors such as absorption of manufacturing overhead, raw material pricing third-party costs, and the supply chain issues discussed above, have affected its gross margin, all of which have been impacted by the ongoing ill effects of the pandemic. Specifically, Hy-Tech has encountered higher raw material, freight, and outside third-party vendor costs, all adversely affecting its gross margin in 2021. It should be noted that during 2020 Hy-Tech incurred an excess charge relating to obsolete, slow-moving inventory (“OSMI”). Further, primarily occurring during the first half of 2020, Hy-Tech’s total gross margin was impacted by lower-than-expected gross margin on the sale of PTG products, due primarily to start-up issues in the then new facility. The two previous factors relating to fiscal 2020 were the causes for the weak gross margin.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses (“SG&A”) include salaries and related costs, commissions, travel, administrative facilities, communications costs and promotional expenses for our direct sales and marketing staff, administrative and executive salaries, and related benefits, legal, accounting, and other professional fees as well as general corporate overhead and certain engineering expenses.

Our SG&A expenses during 2021 were $19,856,000, compared to $19,367,000, or an increase of 2.5% in 2020. There were significant factors which contributed to the net change. First, driven by an increase of more than $4,400,000 in revenue, our variable expenses increased $333,000. Variable expenses include among other items, commissions, freight out, travel, advertising, shipping supplies and warranty costs. Additionally, we incurred approximately $376,000 in additional information systems costs during 2021, compared to the prior year, most of which related to the May 2021 ransomware attack at our Florida Pneumatic subsidiary. Further, compensation expense increased $430,000. Compensation expense is comprised of base salaries and wages, accrued performance-based bonus incentives and associated payroll taxes and employee benefits. This increase is due in part to an increase in Company-wide bonuses being issued in 2021 over 2020. Partially offsetting the above increases was a decline in professional fees of $565,000, most of which relates to expenses in 2020 incurred as the result of the relocation and set up of the two gear businesses that were acquired in late 2019, none of the relocation expenses repeated in 2021. Lastly, depreciation and amortization expenses declined $77,000, and corporate expenses and stock-based compensation declined $29,000 and $34,000, respectively.

IMPAIRMENT OF ASSETS

During 2021, we reduced by $88,000, the carrying value of certain not-in-use fixed assets to their fair market value.

During the second quarter of 2020, we recorded goodwill and intangible asset impairment charges totaling $1,612,000, with $284,000 related to goodwill and $1,328,000 related to customer relationships, patents, and trade name.

OTHER INCOME

The Employee Retention Credit (“ERC”) was established by the Coronavirus Aid, Relief, and Economic Security Act (“CARES, or “CARES Act”), in March 2020. Its intention was to help businesses retain employees and avoid layoffs during the coronavirus pandemic. The ERC provides a per employee credit to eligible businesses based on a percentage of qualified wages and certain benefits paid to, or on behalf of employees. There are two tests to determine if a company is eligible: a) if a business encountered a partial or total government ordered shutdown, or b) a business recorded a decline in gross receipts. (measuring quarterly gross receipts each quarter to same quarter in 2019). For 2020, the decline in gross receipts had to be greater than 50%, and for 2021 the decline in gross receipts had to greater than 20%. In December 2021 we began and completed the process of determining and verifying our eligibility and amount of credit. This resulted in filing amended payroll tax forms for credits totaling $2,028,000 The ERC is subject to federal and local income tax.

Additionally, pursuant to the CARES Act, on April 20, 2020, we received a Paycheck Protection Program (“PPP”) loan, in the amount of $2,929,000. Under the terms of the CARES Act, as amended, we were eligible to apply for forgiveness for all or a portion of the PPP loan. In February 2021, we filed an application for forgiveness with the lender, who approved this submission and submitted the application for forgiveness to the SBA. On June 9, 2021, we were advised that the SBA had approved our PPP loan forgiveness application. Accordingly, the lender applied the funds it received from the SBA and paid off PPP loan principal and interest in full. In accordance with accounting guidance this forgiveness of debt and related accrued interest is to be accounted for as Other Income and is not considered as taxable income.

In connection with the acquisition completed in late 2019, we and the seller agreed to settle a contingent liability originally recorded as $64,000 for $12,000. As such, in 2020, we reduced the contingent consideration payable by $52,000 and recorded a like amount as Other Income. Additionally, during 2020, we received Coronavirus related grants totaling $53,000 at our United Kingdom operation from Her Majesty’s Government, which were recorded as Other Income. The grant funds were not required to be repaid.

INTEREST EXPENSE – NET

	Year Ended December 31,		(Decrease) Increase
	2021	2020	Amount	%
Interest expense attributable to:
Short-term borrowings	$47,000	$106,000	$(59,000)	(55.7)%
PPP loan	(18,000)	18,000	36,000	200.0
Amortization expense of debt issue costs	16,000	16,000	---	---

Total	$45,000	$140,000	$(95,000)	(67.9)%

The Applicable Margin, as defined in our Credit Agreement was the same during the fiscal years ended December 31, 2021, and 2020. The average balance of short-term borrowings during the fiscal years ended December 31. 2021, and 2020, were $2,686,000 and $4,042,000, respectively. The reduction in short-term borrowings interest expense was due primarily to lower average borrowings in 2021, compared to the average borrowing levels in the prior year. The reduction in short-term borrowings were driven by reduced inventory and accounts receivable levels.

In late April 2020, we borrowed approximately $2.9 million as part of the Paycheck Protection Program (“PPP”) from BNB Bank as provided under the CARES Act. The PPP Loan, accrued interest at a rate of 1.0% per annum. Pursuant to the Flexibility Act, interest on any unforgiven amount is deferred until the forgiveness determination is made by the Small Business Administration (“SBA”). On June 9, 2021, we received notice that the SBA had forgiven our obligation to repay the PPP loan and related accrued interest. As such, we recorded a reversal of the accrued interest related to the PPP loan.

Lastly, we and our bank amended the Credit Agreement in February 2019. The amortization expense is related to the debt issue costs associated with amendments to our banking facility.

INCOME TAX EXPENSE

The benefit from income taxes was $2,000 in 2021 and $1,901,000 in 2020. Significant factors impacting 2021’s net effective tax benefit rate of 0.1% were the enactment of the Coronavirus Aid, Relief, and Economic Security Act, non-deductible permanent differences and state and local taxes. The net effective tax benefit for 2020 was 27.7%.

LIQUIDITY AND CAPITAL RESOURCES

We monitor such metrics as days sales outstanding, inventory requirements, accounts payable and capital expenditures to project liquidity needs, as well as evaluate return on assets. Our primary source of funds is our Revolver Loan (“Revolver”) with our bank.

We gauge our liquidity and financial stability by various measurements, some of which are shown in the following table:

	December 31,
	2021	2020

Working capital	$24,598,000	$21,258,000
Current ratio	3.04 to 1	3.57 to 1
Shareholders’ equity	$43,840,000	$41,538,000

Credit facility

The average balance of short-term borrowings during the years ended December 31, 2021, and 2020 were $2,686,000 and $4,042,000, respectively.

Should the need arise whereby the current credit facility is insufficient; we believe that the current facility could be expanded, and/or we could obtain additional funds based on the value of our real property.

Cash Flows

For the year ended December 31, 2021, cash used by operating activities for the year was $4,149,000, compared to cash provided by operating activities for the year ended December 31, 2020, of $3,047,000. At December 31, 2021, our consolidated cash balance was $539,000, compared to $904,000 at December 31, 2020. Cash at our UAT subsidiary on December 31, 2021, and 2020 was $190,000 and $335,000, respectively. We operate under the terms and conditions of the Credit Agreement. As a result, all domestic cash receipts are remitted to Capital One lockboxes.

Our total debt to total book capitalization (total debt divided by total debt plus equity) on December 31, 2021, was 11.6%, compared to 9.4% on December 31, 2020.

As a result of the acquisition of the Jackson Gear business in January 2022, additional working capital needs due to anticipated growth, and a roll-out of a tools program to our retail customer, our Revolver borrowings will increase significantly in the first half of 2022 and should then decline as we approach the end of 2022.

Capital spending during the year ended December 31, 2021, was $642,000, compared to $1,104,000 in 2020. Capital expenditures currently planned for 2022 are approximately $1,400,000, which we expect will be financed through the Credit Facility. The major portion of these planned capital expenditures will be for new metal cutting equipment, tooling and information technology hardware and software, and the expansion of our Punxsutawney, PA facility as a result of the acquisition of Jackson Gear.

Our liquidity and capital is primarily sourced from our credit facility, and cash from operations, when generated. At December 31, 2021, we had $9,578,000 available to us from the revolver portion of the credit facility.

For the year ended December 31, 2021, we had $16,331,000 of open purchase order commitments, compared to $8,530,000 at December 31, 2020.

Customer concentration

At December 31, 2021, we had one customer that accounted for 26.1% of our consolidated revenue, compared to 26.3% of 2020’s revenue. Further, accounts receivable on December 31, 2021, and 2020 due from this customer were 35.9% and 38.0%, respectively, of total accounts receivable.

IMPACT OF INFLATION

Increasing prices, most notably in freight/transportation and, to a lesser extent, the cost of raw materials had a material effect on our results of operations in 2021. We believe that recent significant increases of inflation, the on-going volatility of freight/transportation costs, and recent geopolitical unrest will have an impact on our results of operations during 2022.

ABOUT P&F INDUSTRIES, INC.

P&F Industries, Inc., through its wholly owned subsidiaries, is a leading manufacturer and importer of air-powered tools and accessories sold principally to the aerospace, industrial, automotive, and retail markets. P&F’s products are sold under its own trademarks, as well as under the private labels of major manufacturers and retailers.

OTHER INFORMATION

P&F Industries Inc. has scheduled a conference call later today at 11:00 A.M. Eastern Time, to discuss its fiscal 2021 results and financial condition. Investors and other interested parties who wish to listen to or participate can dial 1-888-394-8218. It is suggested you call at least 10 minutes prior to the call commencement. For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s website beginning on or about March 30, 2022.

Forward Looking Statement

The Private Securities Litigation Reform Act of 1995 (the “Reform Act”) provides a safe harbor for forward-looking statements made by or on behalf of P&F Industries, Inc., and subsidiaries (“P&F”, or the “Company”). P&F and its representatives may, from time-to-time, make written or verbal forward-looking statements, including statements contained in the Company’s filings with the Securities and Exchange Commission and in its reports to shareholders. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “may,” “would,” “could,” “should,” and their opposites and similar expressions identify statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and that are intended to come within the safe harbor protection provided by those sections. Any forward-looking statements contained herein, including those related to the Company’s future performance, are based upon the Company’s historical performance and on current plans, estimates and expectations. All forward-looking statements involve risks and uncertainties. These risks and uncertainties could cause the Company’s actual results for all or part of the 2022 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company for a number of reasons including, but not limited to:

·	Risks related to the global outbreak of COVID-19 and other public health crises;
·	Risks associated with sourcing from overseas;
·	Disruption in the global capital and credit markets;
·	Importation delays;
·	Customer concentration;
·	Unforeseen inventory adjustments or changes in purchasing patterns;
·	Market acceptance of products;
·	Competition;
·	Price reductions;
·	Exposure to fluctuations in energy prices;
·	The strength of the retail economy in the United States and abroad;
·	Risks associated with Brexit;
·	Adverse changes in currency exchange rates;
·	Interest rates;
·	Debt and debt service requirements;
·	Borrowing and compliance with covenants under our credit facility;
·	Impairment of long-lived assets and goodwill;
·	Retention of key personnel;
·	Acquisition of businesses;
·	Regulatory environment;
·	Litigation and insurance;
·	The threat of terrorism and related political instability and economic uncertainty; and
·	Business disruptions or other costs associated with information technology, cyber-attacks, system implementations, data privacy or catastrophic losses,

and those other risks and uncertainties described in its most recent Annual Report filed on Form 10-K, its Quarterly Reports on Form 10-Q, and its other reports and statements filed by the Company with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. The Company cautions you against relying on any of these forward-looking statements.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands $)	December 31, 2021	December 31, 2020
	(Unaudited)	(Audited)
Assets
Cash	$539	$904
Accounts receivable - net	7,550	7,468
Inventories	24,021	18,362
Prepaid expenses and other current assets	4,566	2,806

Total current assets	36,676	29,540

Net property and equipment	8,080	9,395
Goodwill	4,447	4,449
Other intangible assets - net	5,592	6,226
Deferred income taxes - net	349	226
Right-of-use assets – operating leases	2,969	3,281
Other assets – net	77	250
Total assets	$58,190	$53,367

Liabilities and Shareholders’ Equity
Short-term borrowings	$5,765	$1,374
Accounts payable	2,920	2,199
Accrued compensation and benefits	1,475	525
Accrued other liabilities	1,078	1,354
Current leased liabilities – operating leases	840	847
Current maturities of long-term debt (PPP loan)	---	1,983

Total current liabilities	12,078	8,282

Noncurrent leased liabilities – operating leases	2,176	2,474
Long-term debt, less current maturities (PPP loan)	---	946
Other liabilities	96	127

Total liabilities	14,350	11,829

Total shareholders' equity	43,840	41,538

Total liabilities and shareholders' equity	$58,190	$53,367

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Year Ended December 31,
(In Thousands $)	2021	2020
Net revenue	$53,554	$49,136
Cost of sales	36,207	34,943
Gross profit	17,347	14,193
Selling, general and administrative expenses	19,856	19,367
Impairment of assets held for sale	88	---
Impairment of goodwill and other intangible assets	---	1,612
Operating loss	(2,597)	(6,786)
Loss on sale of property and equipment	(27)	(35)
Other income	4,957	106
Interest expense	(45)	(140)
Income (loss) before income taxes	2,288	(6,855)
Income tax benefit	2	1,901
Net income (loss)	$2,290	$(4,954)

P&F INDUSTRIES INC. AND SUBSIDIARIES

EARNINGS (LOSS) PER SHARE (UNAUDITED)

	Year Ended December 31,
	2021	2020
Basic earnings(loss) per share	$0.72	$(1.57)
Diluted earnings (loss) per share	$0.72	$(1.57)

P&F INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Year Ended
	December 31,
(In Thousands $)	2021	2020
Cash Flows from Operating Activities:
Net income (loss)	$2,290	$(4,954)

Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:

Non-cash and other charges:
Depreciation and amortization	1,788	1,787
Amortization of other intangible assets	631	702
Operating lease expense	895	899
Amortization of debt issue costs	16	16
Amortization of consideration payable to a customer	270	270
Provision for losses on accounts receivable	10	24
Stock-based compensation	5	41
Restricted stock-based compensation	43	41
(Loss) gain on sale of fixed assets	(27)	35
Deferred income taxes	(120)	(11)
Fair value adjustment of assets held for sale	88	---
Gain on contingent consideration settlement	---	(52)
Gain on lease obligation settlement	---	(31)
Forgiveness of government grant obligations	(2,929)	(53)
Impairment of goodwill and other intangible assets	---	1,612
Changes in operating assets and liabilities:
Accounts receivable	(96)	1,835
Inventories	(5,671)	4,538
Prepaid expenses and other current assets	(1,825)	(1,341)
Accounts payable	726	352
Accrued compensation and benefits	954	(1,498)
Accrued other liabilities and other current liabilities	(264)	(185)
Operating lease liabilities	(888)	(918)
Other liabilities	(45)	(62)
Total adjustments	(6,439)	8,001
Net cash (used in) provided by operating activities	(4,149)	3,047
Cash Flows from Investing Activities:
Capital expenditures	$(642)	$(1,104)
Proceeds from disposal of property and equipment	58	1
Net cash used in investing activities	(584)	(1,103)

Cash Flows from Financing Activities:
Dividend payments	—	(157)
Proceeds from exercise of stock options	—	18
Net proceeds (repayments) relating to short-term borrowings	4,391	(4,274)
Proceeds from Grant	—	53
Proceeds from PPP loan	—	2,929
Net cash provided by (used in) financing activities	4,391	(1,431)

Effect of exchange rate changes on cash	(23)	11
Net (decrease) increase in cash	(365)	524
Cash at beginning of period	904	380
Cash at end of period	$539	$904

P&F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited) (continued)

(In Thousands $)

Supplemental disclosures of cash flow information:

Cash paid for:
Interest	$39	$120
Taxes	$22	35
Cash paid for amounts included in the measurement of operating lease liabilities	$10	$5

Noncash information:
Right of Use (“ROU”) assets recognized for new operating lease liabilities	$427	$140

P & F INDUSTRIES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

COMPUTATION OF (EBITDIA) - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, IMPAIRMENT, AND AMORIZATION

(UNAUDITED)

(In Thousands $)	For the Year Ended December 31,
	2021	2020
Net income (loss) (2)	$2,290	$(4,954)
Add:
Depreciation and amortization	2,419	2,489
Interest expense	45	140
Impairment, etc.	88	1,612
Income tax benefit	(2)	(1,901)
	2,550	2,340

EBITDA (1)	$4,840	$(2,614)

(1)	The Company discloses a tabular comparison of EBITDIA, which is a non-GAAP measure because it is instrumental in comparing the results from period to period. The Company’s management believes that the comparison of EBITDIA provides greater insight into the Company’s results of operations for the periods presented. EBITDIA should not be considered in isolation or as a substitute for operating income as reported on the face of our statement of operations.

(2)	Included in Net income for 2021 is the forgiveness of the $2,929,200 Paycheck Protection Program loan and $2,028,000 related to the Employee Retention Credit.

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